787 Seventh Avenue
New York, NY 10019-6099
Tel: 212 728 8000
Fax: 212 728 8111
November 9, 2017

Cowen Inc.
599 Lexington Avenue
New York, NY 10022
Ladies and Gentlemen:
We are acting as counsel to Cowen Inc., a Delaware corporation (the “Company”), in connection with its filing of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”). The Registration Statement registers the following securities, which may be issued from time to time by the Company:

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senior debt securities of the Company (the “Senior Debt Securities”) and subordinated debt securities of the Company (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”).

The Senior Debt Securities would be issued pursuant to that certain Senior Debt Indenture between the Company and The Bank of New York Mellon, as Trustee, dated as of October 10, 2014 (the “Senior Debt Indenture”), and the Subordinated Debt Securities would be issued pursuant to a separate Indenture between the Company and the trustee named therein (the “Subordinated Debt Indenture” and, together with the Senior Debt Indenture, the “Indentures”).
In connection with the filing of the Registration Statement, we have examined originals or copies, certified or otherwise, identified to our satisfaction, of (i) the Senior Debt Indenture; (ii) the form of the Subordinated Debt Indenture; and (iii) the certificate of incorporation, as amended, and by-laws, as amended, of the Company.
We have also examined original, reproduced or certified copies of such other records of the Company as we have deemed necessary or appropriate as a basis for the opinions hereinafter

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Cowen Inc.
November 9, 2017

expressed. In our examination and in rendering our opinions contained herein, we have assumed (i) the genuineness of all signatures of all parties; (ii) the authenticity of all corporate records, agreements, documents, instruments and certificates of the Company submitted to us as originals, the conformity to original documents and agreements of all documents and agreements submitted to us as conformed, certified or photostatic copies; (iii) the due authorization, execution and delivery of all documents and agreements by all parties thereto (other than the Company) and the binding effect of such documents and agreements on all such parties (other than the Company); (iv) the legal rights and power of all such parties (other than the Company) under all applicable laws and regulations to enter into, execute and deliver such agreements and documents; and (v) the capacity of natural persons. As to all questions of fact material to such opinions, we have relied without independent check or verification upon certificates of the Company, and its officers, employees, agents and representatives; and certificates of public officials.
Based on the foregoing and subject to the qualifications and limitations expressed below, we are of the opinion that:
When the Registration Statement has become effective under the Act; in the case of Subordinated Debt Securities, when the Subordinated Debt Indenture has been duly executed and delivered, assuming that the such indenture is consistent with the form thereof filed as an exhibit to the Registration Statement; when the terms of the applicable Debt Securities and of their issuance and sale have been duly established in conformity with the applicable Indenture; in the case of Subordinated Debt Securities, when the Subordinated Debt Indenture has been qualified under the Trust Indenture Act of 1939, and when such Debt Securities have been duly executed and authenticated in accordance with the applicable Indenture and issued and sold as contemplated in the Registration Statement, the supplement or supplements to the prospectus included therein and the applicable definitive purchase, underwriting or similar agreement; and if all the foregoing actions are taken pursuant to authority granted in duly adopted resolutions of the Company’s Board of Directors, and so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, such Debt Securities will constitute valid and legally binding obligations of the Company, entitled to the benefits of the applicable Indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. We do not express an opinion as to matters arising under the laws of any jurisdiction, other than the laws of the State of New York, the Delaware General Corporation Law and the Delaware Limited Liability Company Act (and the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such law) and the Federal laws of the United States. We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Debt Securities, or as to the effect that their performance of such obligations may have upon any of the matters referred to above. Nor are we expressing an opinion as to securities of any parties other than the Company.

Cowen Inc.
November 9, 2017

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Willkie Farr & Gallagher LLP